Exhibit 99.1
IBEX Reports Record Fiscal Year 2026 Financial Results, Introduces Fiscal Year 2027 Guidance

•Record fourth quarter revenue grew 12% versus prior year quarter, sixth consecutive quarter of double-digit growth
•Nine new logo wins in the fourth quarter, including two strategic AI Agent wins
•Strong operating cash flow of $24.8 million and free cash flow of $21.7 million in the fourth quarter
•Record full-year revenue, net income, adjusted net income, adjusted EBITDA, EPS, adjusted EPS, operating cash flow, and free cash flow
•Full-year revenue grew over 15% versus prior year; full-year diluted EPS grew 33% to $3.13, full-year adjusted EPS grew 28% to $3.52
•Introduces fiscal year and first quarter 2027 guidance, forecasting continued strong revenue and adjusted EBITDA growth
WASHINGTON, DC— September 10, 2026 —IBEX Limited (“ibex”) (Nasdaq: IBEX), a global leader in outsourced business services and AI-powered customer experience solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2026.

	Three months ended June 30,				Twelve months ended June 30,
($ millions, except per share amounts)	2026	2025	Change		2026	2025	Change
Revenue (2)	$164.3	$147.1	11.6%		$644.1	$558.3	15.4%
Net income (2)	$8.7	$9.6	(8.8)%		$46.3	$36.9	25.7%
Net income margin (2)	5.3%	6.5%	(120)	bps	7.2%	6.6%	60	bps
Adjusted net income (1)	$12.7	$12.6	0.8%		$52.2	$43.0	21.3%
Adjusted net income margin (1)	7.7%	8.5%	(80)	bps	8.1%	7.7%	40	bps
Adjusted EBITDA (1, 2)	$20.2	$20.5	(1.3)%		$82.4	$72.0	14.5%
Adjusted EBITDA margin (1)	12.3%	13.9%	(160)	bps	12.8%	12.9%	(10)	bps
Earnings per share - diluted (1,2)	$0.59	$0.66	(11.3)%		$3.13	$2.36	32.8%
Adjusted earnings per share - diluted (1,2)	$0.85	$0.87	(1.9)%		$3.52	$2.75	28.3%

(1) See accompanying Exhibits for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2) The current period percentages are calculated based on exact amounts, and therefore may not recalculate exactly using rounded numbers as presented.

“ibex delivered another record-breaking quarter with revenue growth of 12% to $164.3 million, our sixth straight double-digit growth quarter, capping off an amazing year with top-line organic growth of over 15%, and adjusted EPS growth of over 28%,” said Bob Dechant, ibex CEO. “Our differentiation continues to shine, enabling us to win new trophy clients and outperform our competition operationally which leads to significant market share gains.”

“Fiscal 2026 also marked a transformational step forward as ibex defined a new era of BPO, one powered by AI agents. Our strategic partnership with Sierra, a leader in conversational AI, has firmly strengthened our leadership position in this evolving market. To date, we have delivered more than 10 successful AI Agent implementations across five verticals. Momentum continues to build for these solutions, further separating us from traditional BPO providers.”

Fourth Quarter Financial Performance
Revenue
•Revenue of $164.3 million, an increase of 11.6% from $147.1 million in the prior year quarter, was driven by strong performance across four verticals: HealthTech (+42.3%), Technology (+27.4%), Travel, Transportation and Logistics (+17.8%), and Retail & E-Commerce (+7.0%), with accelerating growth in our Wave iX solutions.
Net Income and Earnings Per Share
•Net income of $8.7 million decreased from $9.6 million in the prior year quarter.
•Diluted earnings per share decreased to $0.59 compared to $0.66 in the prior year quarter.
•Net income margin decreased to 5.3% compared to 6.5% in the prior year primarily driven by training costs related to new client wins and the temporary impact of work transferring from nearshore to offshore delivery centers.
•Non-GAAP adjusted net income remained relatively consistent at $12.7 million when compared to the prior year quarter (see Exhibit 1 for reconciliation).
•Non-GAAP adjusted diluted earnings per share was $0.85 compared to $0.87 in the prior year quarter (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA was $20.2 million compared to $20.5 million in the prior year quarter (see Exhibit 2 for reconciliation).
•Adjusted EBITDA margin decreased to 12.3% compared to 13.9% in the prior year quarter (see Exhibit 2 for reconciliation).

Fiscal Year 2026 Financial Performance
Revenue
•Revenue of $644.1 million, an increase of 15.4% from $558.3 million in the prior year, was driven by broad-based growth across four verticals: HealthTech (+38.5%), Technology (+25.6%) Travel, Transportation and Logistics (+17.2%), and Retail & E-commerce (+14.1%), with growth in our Wave iX solutions and digital acquisition business.

Net Income and Earnings Per Share
•Net income increased to $46.3 million compared to $36.9 million in the prior year. Net income was favorably impacted by revenue growth in our higher margin offshore regions as well as lower selling, general, and administrative and income tax expenses as a percentage of revenue compared to the prior year.
•Diluted earnings per share increased to $3.13 compared to $2.36 in the prior year.
•Net income margin increased to 7.2% compared to 6.6% in the prior year.
•Non-GAAP adjusted net income increased to $52.2 million compared to $43.0 million in the prior year (see Exhibit 1 for reconciliation).
•Non-GAAP adjusted diluted earnings per share increased to $3.52 compared to $2.75 in the prior year (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA increased to $82.4 million compared to $72.0 million in the prior year (see Exhibit 2 for reconciliation).
•Adjusted EBITDA margin remained relatively consistent at 12.8% when compared to the prior year (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Capital expenditures were $27.8 million compared to $18.4 million in the prior year. The planned increase in capital expenditures during the year was driven by expansions in our offshore regions and purchases of IT and telecommunications equipment to support the Company’s continued growth.
•Cash flow from annual operating activities increased to a record of $59.0 million compared to $45.7 million in the prior year. The increase was primarily driven by an increase in revenue and profit, offset by a higher use of working capital.
•Free cash flow of $21.7 million for the fourth quarter contributed to record annual free cash flow of $31.2 million, up from $27.3 million in the prior year (see Exhibit 3 for reconciliation).
•Net cash was $30.9 million, an improvement of $17.2 million compared to net cash of $13.7 million as of June 30, 2025 (see Exhibit 4 for reconciliation).
•Repurchased 0.1 million shares in the fourth quarter for $4.3 million at an average price of $29.83. Repurchased approximately 0.5 million shares for $14.4 million at an average price of $31.70 during fiscal year 2026.

Fiscal Year and First Quarter Fiscal 2027 Business Outlook
“Fiscal 2026 was a banner year that included record performance across many key operating metrics, including revenue, adjusted EBITDA, EPS, and free cash flow. Our financial results were driven by consistent performance throughout the year, supported by our differentiated strategy and increased traction in our AI-enabled solution offerings. Looking ahead, this momentum gives us confidence that our strategy will continue generating results that outpace our market as we head to fiscal year 2027,” said Taylor Greenwald, CFO of ibex.

“Forecasting the year ahead, our healthy balance sheet and cash flows are enabling us to continue to make smart investments to support increased capacity for anticipated growth as well as to further extend our current AI leadership position. Reflective of our current position and forward momentum, we are providing initial first quarter and fiscal year 2027 revenue and adjusted EBITDA guidance.”

Fiscal Year and First Quarter Fiscal 2027 Guidance
•For fiscal year 2027, revenue is expected to be in the range of $700 to $715 million for 9-11% growth. Adjusted EBITDA is expected to be in the range of $90 to $94 million for 9-14% growth.
•For first quarter fiscal year 2027, revenue is expected to be in the range of $168 to $170 million for 11-12% growth. Adjusted EBITDA is expected to be in the range of $22 to $23 million for 13-18% growth.
•Capital expenditures for the year are expected to be in the range of $25 to $30 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its fourth quarter and fiscal year 2026 financial results at 4:30 p.m. Eastern Time today, September 10, 2026. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.

Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with GAAP.

ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains and losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex is a global leader in outsourced business services and AI-powered customer experience solutions, enabling the world’s best brands to deliver truly differentiated experiences for their customers. Leveraging a global team of approximately 35,000 human CX experts – powered by the best AI technology, decades of CX innovation, and deep business insights – ibex engineers seamless, end-to-end customer journeys from AI agents to human agents at scale across retail, e-commerce, healthcare, fintech, utilities, technology, logistics, and more. Discover more at ibex.co and connect with us on LinkedIn.
Forward Looking Statements
In addition to historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “forecast,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; our access to financing to support our operations and growth; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; our ability to compete effectively in our industry; general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, and foreign exchange fluctuations; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; natural events, health epidemics, global geopolitical conditions, including developing or ongoing conflicts, widespread civil unrest, terrorist attacks and other attacks of violence involving any of the countries in which we or our clients operate; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; the impact of tax matters, including new legislation and actions by taxing authorities; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  ir@ibex.co
Media Contact:  Daniel Burris, VP, Marketing and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2026	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$32,566	$15,350
Accounts receivable, net	125,292	117,136
Prepaid expenses	15,205	9,443
Due from related parties	—	40
Tax advances and receivables	4,226	1,522
Other current assets	2,348	2,128
Total current assets	179,637	145,619

Non-current assets
Property and equipment, net	40,725	32,563
Operating lease assets	55,496	62,276
Goodwill	11,832	11,832
Deferred tax asset, net	7,170	7,163
Other non-current assets	14,275	13,762
Total non-current assets	129,498	127,596
Total assets	$309,135	$273,215

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$22,996	$18,692
Accrued payroll and employee-related liabilities	40,914	38,588
Current deferred revenue	6,384	5,498
Current operating lease liabilities	13,936	14,332
Current debt	882	823
Due to related parties	—	22
Income taxes payable	427	1,986
Total current liabilities	85,539	79,941

Non-current liabilities
Non-current deferred revenue	2,075	1,130
Non-current operating lease liabilities	46,849	53,804
Long-term debt	777	796
Other non-current liabilities	3,665	3,235
Total non-current liabilities	53,366	58,965
Total liabilities	138,905	138,906

Stockholders' equity
Common shares	2	1
Treasury shares	(117,703)	(103,338)
Additional paid-in capital	227,346	218,241
Accumulated other comprehensive loss	(11,487)	(6,336)
Retained earnings	72,072	25,741
Total stockholders' equity	170,230	134,309
Total liabilities and stockholders' equity	$309,135	$273,215

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Revenue	$164,269	$147,138	$644,076	$558,273

Cost of services (exclusive of depreciation and amortization presented separately below)	117,349	100,872	456,169	385,692
Selling, general and administrative	31,474	29,756	113,021	108,738
Depreciation and amortization	5,624	4,248	19,922	17,232
Total operating expenses	154,447	134,876	589,112	511,662
Income from operations	9,822	12,262	54,964	46,611

Interest income	115	29	266	955
Interest expense	(222)	(448)	(936)	(1,634)
Income before income taxes	9,715	11,843	54,294	45,932

Provision for income tax expense	(968)	(2,247)	(7,963)	(9,068)
Net income	$8,747	$9,596	$46,331	$36,864

Other comprehensive income / (loss)
Foreign currency translation adjustments	$(436)	$263	$(3,140)	$1,114
Unrealized gain / (loss) on cash flow hedging instruments, net of tax	1,748	204	(2,535)	775
Actuarial gain / (loss) on defined benefit plan	524	(312)	524	(312)
Total other comprehensive income / (loss)	1,836	155	(5,151)	1,577
Total comprehensive income	$10,583	$9,751	$41,180	$38,441

Net income per share
Basic	$0.65	$0.72	$3.45	$2.51
Diluted	$0.59	$0.66	$3.13	$2.36

Weighted average common shares outstanding
Basic	13,372	13,380	13,414	14,678
Diluted	14,892	14,491	14,808	15,725

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,747	$9,596	$46,331	$36,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,624	4,248	19,922	17,232
Noncash lease expense	3,592	3,358	13,911	13,378
Noncash gain on lease terminations	(85)	—	(85)	—
Deferred income tax	782	(1,168)	(8)	(2,877)
Stock-based compensation expense	3,285	1,926	7,737	5,432
Allowance of expected credit losses	114	86	427	514
Impairment losses	1,092	1,429	1,092	1,429
Change in assets and liabilities:
Decrease / (increase) in accounts receivable	3,695	2,788	(8,659)	(19,262)
(Increase) / decrease in prepaid expenses and other current assets	(983)	(31)	(11,356)	361
Increase in accounts payable and accrued liabilities	3,051	9,290	2,506	6,248
(Decrease) / increase in deferred revenue	(204)	(451)	1,830	752
Decrease in operating lease liabilities	(3,887)	(3,134)	(14,647)	(14,403)
Net cash inflow from operating activities	24,823	27,937	59,001	45,668

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,163)	(5,159)	(27,807)	(18,375)
Net cash outflow from investing activities	(3,163)	(5,159)	(27,807)	(18,375)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	3,000	13,400	38,600	82,710
Repayments of line of credit	(3,000)	(32,500)	(38,600)	(82,710)
Proceeds from the exercise of options	195	773	4,009	4,307
Taxes paid related to net share settlement of equity awards	(36)	—	(2,338)	—
Principal payments on finance leases	(383)	(314)	(1,216)	(953)
Purchase of treasury shares	(4,249)	(1,593)	(14,382)	(78,014)
Net cash outflow from financing activities	(4,473)	(20,234)	(13,927)	(74,660)
Effects of exchange rate difference on cash and cash equivalents	(30)	(171)	(51)	(3)
Net increase / (decrease) in cash and cash equivalents	17,157	2,373	17,216	(47,370)
Cash and cash equivalents, beginning	15,409	12,977	15,350	62,720
Cash and cash equivalents, ending	$32,566	$15,350	$32,566	$15,350

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income, adjusted net income margin, and adjusted earnings per share

We define adjusted net income as net income before the effect of the following items: severance costs, impairment losses, gains or losses on asset disposals, gains or losses on lease terminations, foreign currency gains and losses, and stock-based compensation expense, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

The following table provides a reconciliation of net income to adjusted net income, net income margin to adjusted net income margin, and diluted earnings per share to adjusted earnings per share for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s, except per share amounts)	2026	2025	2026	2025
Net income	$8,747	$9,596	$46,331	$36,864
Net income margin	5.3%	6.5%	7.2%	6.6%

Severance costs	267	558	1,240	558
Impairment losses	1,092	1,429	1,092	1,429
Gain on asset disposals	(150)	—	(150)	—
Loss on lease terminations	744	—	744	—
Foreign currency (gains) / losses	(499)	27	(3,177)	693
Stock-based compensation expense	3,285	1,926	7,737	5,432
Total adjustments	$4,739	$3,940	$7,486	$8,112
Tax impact of adjustments[1]	(821)	(969)	(1,650)	(1,975)
Adjusted net income	$12,665	$12,567	$52,167	$43,001
Adjusted net income margin	7.7%	8.5%	8.1%	7.7%

Diluted earnings per share	$0.59	$0.66	$3.13	$2.36
Per share impact of adjustments to net income	0.26	0.21	0.39	0.39
Adjusted earnings per share	$0.85	$0.87	$3.52	$2.75

Weighted average diluted shares outstanding	14,892	14,491	14,808	15,725
1 The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: interest income, severance costs, impairment losses, gains or losses on asset disposals, gains or losses on lease terminations, foreign currency gains and losses, and stock-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA and net income margin to adjusted EBITDA margin for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2026	2025	2026	2025
Net income	$8,747	$9,596	$46,331	$36,864
Net income margin	5.3%	6.5%	7.2%	6.6%

Interest expense	222	448	936	1,634
Income tax expense	968	2,247	7,963	9,068
Depreciation and amortization	5,624	4,248	19,922	17,232
EBITDA	$15,561	$16,539	$75,152	$64,798
Interest income	(115)	(29)	(266)	(955)
Severance costs	267	558	1,240	558
Impairment losses	1,092	1,429	1,092	1,429
Gain on asset disposals	(150)	—	(150)	—
Loss on lease terminations	744	—	744	—
Foreign currency (gains) / losses	(499)	27	(3,177)	693
Stock-based compensation expense	3,285	1,926	7,737	5,432
Adjusted EBITDA	$20,185	$20,450	$82,372	$71,955

Adjusted EBITDA margin	12.3%	13.9%	12.8%	12.9%

EXHIBIT 3: Free cash flow

We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2026	2025	2026	2025
Net cash provided by operating activities	$24,823	$27,937	$59,001	$45,668
Less: capital expenditures	3,163	5,159	27,807	18,375
Free cash flow	$21,660	$22,778	$31,194	$27,293

EXHIBIT 4: Net cash

We define net cash as total cash and cash equivalents less debt.

($000s)	June 30, 2026	June 30, 2025
Cash and cash equivalents	$32,566	$15,350

Debt
Current	$882	$823
Non-current	777	796
Total debt	$1,659	$1,619
Net cash	$30,907	$13,731